FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP. 437 Madison Avenue, New York, NY 10022 Andrew Murstein, President Larry D. Hall, CFO (212) 328-2100 1-877-MEDALLION 1-800-TAXI-TOP	AT ZLOKOWER COMPANY PUBLIC RELATIONS Harry Zlokower David Closs (212) 447-9292

FOR IMMEDIATE RELEASE

May 6, 2004

MEDALLION FINANCIAL CORP. ANNOUNCES

FIRST QUARTER RESULTS

•	NYC Medallion Auction Sets New Records
•	Loan Portfolio Acquisition To Close Today
•	Dividend Increased

NEW YORK, N.Y.—May 6, 2004—Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position in servicing the taxicab industry and in small business commercial lending, and owner of the largest taxi top advertising company in the world, announced net interest income of $3,588,000 for the first quarter of 2004, compared to $3,199,000 in the 2003 first quarter. Net investment income before tax was $.00 per share for the 2004 first quarter, compared to $.02 per share in the comparable 2003 period.

Total assets increased 5% to $479,000,000 from $456,000,000 in the 2004 first quarter compared to the 2003 year end. Medallion loans increased 6%, to $306,000,000 in the 2004 first quarter, up from $288,000,000 in the 2003 fourth quarter. Commercial loans increased 23%, to $105,000,000 from $86,000,000 in the comparable quarters. Commercial yields at quarter end also increased to 9.07% from 8.98% at year-end.

-more-

Medallion Financial Corp. Announces First Quarter Results—Page 2

Not included in the quarter were results from the recently announced acquisition of the RV/Marine portfolio, expected to close imminently, which will increase the commercial loan portfolio by more than 80%. Also not included was the effect of the first round of the New York City taxicab medallion auction, which was concluded in April 2004. New York City sold a total of 300 medallions, and market values reached all-time highs. There were four bids submitted for every corporate medallion sold, and the average corporate winning bid was $345,000, up from sale transactions recorded at $280,000 just three months ago.

Andrew Murstein, President of Medallion Financial, stated, “Even though we have consistently said that New York City taxicab medallions have been one of the best long term appreciating investments to own over the last 70 years, we were happily surprised with the auction’s strong results. Prior to this auction, no New York City medallion had sold for more than $307,000. In this auction, every winning corporate bid was in excess of that amount, with the highest bid recorded at an impressive $356,000. The auction results and the winning bid values are a very good business indicator for the Company. First, it clearly reflects that the business of owning and driving a taxi is indeed thriving. Second, the collateral value on our $306,000,000 of existing New York City medallion loans has increased significantly, and we now estimate our average loan-to-value in our New York market to be below 60%. Third, the Company’s customer base included many winning bidders which we expect to finance as they close their purchases over the next few months.”

Medallion Financial also announced that its Medallion Bank subsidiary has received all necessary state and FDIC regulatory approvals to close the $85,000,000 acquisition of the RV/Marine portfolio it previously announced. Medallion Bank received the approvals and raised the necessary deposits to fund the acquisition faster than expected. We expect the transaction will close today, and is expected to be $.11 per share accretive to the full 2004 earnings, as opposed to the $.10 per share we previously announced, as the transaction is closing earlier than planned.

-more-

Medallion Financial Corp. Announces First Quarter Results—Page 3

Larry Hall, Medallion’s CFO, stated, “From the auction results, as well as from the growing pipeline in every one of our lending divisions, we are anticipating strong loan demand volume through the remainder of 2004. With our capital ratio at 33% and our excellent liquidity position, we anticipate funding all the business in our pipeline which meet our high credit quality standards. At March 31, 2004, the Company had more than $100,000,000 of cash and funds available under existing loan commitments. In addition, Medallion Bank will continue to have access to FDIC-insured deposits to provide an additional flexible funding source. During the 2004 first quarter, we started taking in deposits at Medallion Bank. The Bank accepted more than $70,000,000 of deposits, and purchased $70,000,000 of loans from various affiliates. These loans will now enjoy a much-improved net interest margin because of the Bank’s significantly lower borrowing costs. To ensure a smooth transition, we gathered the deposits prior to the portfolio purchase, and as a result incurred higher net interest costs in the quarter than we would expect going forward. The long-term result will be beneficial as our deposit cost was more than 100 basis points less than the debt that we paid off in our other operating subsidiaries. The only area that did not perform up to our expectations was our Medallion Taxi Media division, although its sales were up 35% from the 2003 first quarter.”

Mr. Hall continued, “Loan quality continued to remain strong, and remains one of the hallmarks of Medallion Financial. Our net realized/unrealized loss in our loan portfolio was only $140,000 in the quarter, even though outstandings grew by over $40,000,000. Delinquencies remained relatively flat from the prior quarter, and dropped by 40% from last year. Our loan loss reserve is 6% of our commercial loan portfolio. Finally, we were active with our stock repurchase program, and to date we effected open market purchases of over $1,000,000 of the Company’s common stock.”

The Company also announced that its Board of Directors declared a dividend of $.08 per share on its common stock for the 2004 first quarter, facilitated in part by cash proceeds from prior portfolio gains. The dividend is payable on May 24, 2004 to shareholders of record on May 14, 2004.

-more-

Medallion Financial Corp. Announces First Quarter Results—Page 4

This is an increase from $.07 in the 2003 fourth quarter, and is up from $.01 in the 2003 first quarter. The dividend is the highest quarterly distribution to our shareholders since 2001.

Mr. Hall concluded, “Since our initial public offering in 1996, we have paid out over $78,000,000 in dividends, or more than $5 per share. As our earnings improve, we continue to build momentum, and as we execute certain strategies, we hope to increase the dividend throughout the balance of this year and in the years to come.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial loans financing small businesses in other targeted industries, and operates the largest taxicab rooftop advertising business in the world. The Company and its subsidiaries have lent over $1 billion to the taxicab industry and commercial equipment industries.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2003 Annual Report on Form 10-K.

(Financial tables follow)

Medallion Financial Corp.

Consolidated Income Statements

	Quarter Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Total investment income	$6,485,248	$6,524,649	$6,528,284
Total interest expense	2,897,692	2,703,141	3,329,171

Net interest income	3,587,556	3,821,508	3,199,113

Gain on sale of loans	213,278	52,417	188,930
Other income	550,264	834,904	1,121,113

Total noninterest income	763,542	887,321	1,310,043

Salaries and benefits	2,401,722	2,166,339	2,434,388
Professional fees	454,532	428,445	119,979
Costs of debt extinguishment	—	—	28,861
Other operating expenses	1,511,606	1,939,632	1,620,848

Total operating expenses	4,367,860	4,534,416	4,204,076

Net investment income (loss) before income taxes	(16,762)	174,413	305,080

Income tax provision	45,100	—	9,999

Net investment income (loss)	(61,862)	174,413	295,081

Net realized gains (losses) on investments	(199,234)	(620,250)	(561,565)
Net change in unrealized appreciation (depreciation) on investments	(1,118,591)	167,681	696,505

Net realized/unrealized gain (loss) on investments	(1,317,825)	(452,569)	134,940

Net increase (decrease) in net assets resulting from operations	$(1,379,687)	$(278,156)	$430,021

Weighted average shares
Basic	18,219,999	18,253,604	18,242,728
Diluted	18,219,999	18,253,604	18,242,728

Net investment income (loss) before income taxes per share
Basic	$(0.00)	$0.01	$0.02
Diluted	(0.00)	0.01	0.02

Net increase (decrease) in net assets per share
Basic	$(0.08)	$(0.02)	$0.02
Diluted	(0.08)	(0.02)	0.02

Declared dividends per share	$0.08	$0.07	$0.01

Medallion Financial Corp.

Consolidated Balance Sheets

	March 31, 2004	December 31, 2003	March 31, 2003
ASSETS
Medallion loans	$306,330,557	$288,211,557	$230,097,124
Commercial loans	105,403,494	85,970,205	114,412,457
Equity investments	4,982,393	4,976,763	8,985,448
Investment securities	3,226,539	—	—

Net investments	419,942,983	379,158,525	353,495,029
Investments in and loans to Media	2,612,422	3,614,485	3,749,195

Total investments	422,555,405	382,773,010	357,244,224
Cash	32,486,160	47,675,537	30,725,792
Accrued interest receivable	1,991,469	1,727,719	2,022,198
Servicing fee receivable	2,556,439	2,663,468	2,968,081
Fixed assets, net	1,223,469	1,351,887	1,487,773
Goodwill, net	5,007,583	5,007,583	5,007,583
Other assets	13,055,113	15,295,253	14,624,700

Total assets	$478,875,638	$456,494,457	$414,080,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$5,392,611	$5,726,829	$6,930,864
Accrued interest payable	310,476	1,197,248	4,418,257
Floating rate borrowings	184,877,915	230,519,058	172,507,560
Fixed rate borrowings	129,524,893	56,935,000	67,928,970

Total liabilities	320,105,895	294,378,135	251,785,651
Total shareholders’ equity	158,769,743	162,116,322	162,294,700

Total liabilities and shareholders’ equity	$478,875,638	$456,494,457	$414,080,351

Number of common shares outstanding	18,163,743	18,242,178	18,242,728
Net asset value per share	$8.74	$8.89	$8.90

Total managed loans	$566,170,159	$547,873,962	$559,815,831
Total managed assets	633,311,746	630,186,657	629,386,601